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                                                                  EXHIBIT 10.15



                                        109 Northpark Blvd., Suite 210
                                        Covington, LA 70433
                                        (504) 875-7350 Phone (504) 875-7353 Fax



Date: 2-19-97

                          CONSULTING ENGAGEMENT LETTER

PROJECT DESCRIPTION:   Torque Converter Development with Max-Torque
                       For Application to Big Thunder, Landrunner,
                       Coyote & TCII Models

PROJECT NO.:           100

CONSULTING FIRM:       Chuck Brister



Dear Mr. Brister:

The above identified project is authorized by Karts International Incorporated (the Company) and Chuck Brister (Consultant) subject to your acceptance as an independent contractor on the following terms:

The estimated range of consulting hours for the subject project are: 40 to 60 Hours.

The hourly consulting rate for the project is $400 per day in the Roseland, LA area and $800 per day while traveling in connection with the above stated project. Payment shall be made on the 15th day of each month. Consultant's travel involved with the project will be billed to KARTS INTERNATIONAL including first class air fare, lodging and other reasonable out of pocket expenses to support the above named project.

The project is to commence on Feb 26, 1997 and conclude on March 28, 1997.

Chuck Brister, Consultant, agrees that he will not use his knowledge of the Company's business for the benefit of any other person or company or divulge to others information or data concerning the Company's affairs.

Karts International Incorporated and Chuck Brister, Consultant, agree that Consultant assumes no liability whatsoever, now or in future, for the consulting advice provided to Karts International related to this project. Karts International Incorporated fully indemnifies Chuck Brister, Consultant, from and against any and all claims, actions, liabilities, losses, costs and expenses, even if such claims are groundless, fraudulent or false, arising out of the consulting advice provided to the Company.

Agreed to this 19th day of February, 1997.

Karts International Incorporated        Consultant

By: /s/ V. LYNN GRAYBILL                By: /s/ CHUCK BRISTER
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